Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-56123 and 333-56127) on Form S-8 of Bioanalytical Systems, Inc. of our report dated December 29, 2006, with respect to the consolidated balance sheet of Bioanalytical Systems, Inc. as of September 30, 2006, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss) and cash flows for the year then ended appearing in this Annual Report on Form 10-K of Bioanalytical Systems, Inc. for the year ended September 30, 2006.

/s/  Crowe Chizek and Company LLC
Indianapolis, IN
December 29, 2006